HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.               ________                  harttrinen@aol.com
Will Hart                       (303) 839-0061               Fax: (303) 839-5414


                                 April 28, 2014


P.J. Hamidi
Securities and Exchange Commission
100 F Street, N.E.,
Washington, D.C. 20549

      Re:   Vanguard Energy Corporation
            Form 10-K for Fiscal Year Ended September 30, 2013
            Form 10-Q for Period Ended December 31, 2013


      This office represents Vanguard Energy Corporation. The Company plans to respond to the staff's letter dated April 10, 2014 by May 12, 2014.

      If you should have any questions concerning the foregoing, please do not hesitate to contact the undersigned.

                                        Very Truly Yours,

                                        HART & HART, LLC

                                           /s/ William T. Hart
                                        By
                                            William Hart